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                                                                   EXHIBIT 10.32

                                          2C Solutions, LLC
                                          18535 Devonshire St.
                                          Suite 501
                                          Northridge, CA 91324

                                          January 13, 2000

Richard Auger
Chairman
Health Systems Design
1111 Broadway
18(th) Floor
Oakland, CA 94607

e-mail:  rauger@hsdc.com

RE:  Southam Management Agreement--Revised

Dear Rich:

    This is to follow up on discussions with you and Matt regarding my continuing role in the leadership and management of HSD.

    My letter of July 27, 1999, signed by you on behalf of HSD, set forth our agreement regarding my role as interim CEO of HSD. That agreement was based on the premise that I would serve as interim CEO until a new CEO was appointed pursuant to a search process that was in progress. The Agreement anticipated that the engagement would last 2-5 months, would involve about 75% of my time and that I would be at HSD's Oakland office, or with clients, 2-3 days per week.

    My involvement with HSD has been extensive. It has involved changes to organizational structure and personnel. In addition, it has involved the exploration of strategic opportunities that can stimulate HSD's growth and/or allow shareholders to achieve liquidity and economic value. I believe that we are making progress in our efforts to energize and reposition the company for future success.

    For several reasons the Board has decided to put a hold on the search for a new CEO while the Company pursues various alternatives. The decision to have me continue in my role and not hire a new CEO at this time benefits the Company. It provides continuity, avoids the difficulty of installing a new CEO at a time of transition, avoids the dilution that would take place with a large option package and avoids the financial cost of the full compensation package required to recruit a new CEO.

    I have greatly enjoyed the opportunity to work with you and other members of the HSD team over the last several months. Thanks for your support and guidance. The only "trade-offs" have been the significant time required away from my family and the opportunity cost relative to the development of 2C and other opportunities. I look forward to continuing in my role as President and CEO at least until we complete the current exploration of strategic options and move HSD to its next stage.

    Given the change in scope and duration of my engagement it is appropriate to adjust our earlier agreement. I propose the following:

    ROLE AND RESPONSIBILITIES:

    I will continue in my role as President and CEO of HSD for at least the minimum term outlined below. In this role I will report to and work closely with the Board of Directors. I will have the authority and responsibility usually associated with the President/CEO position. We will not use the "interim" title to describe my role to HSD staff and outside parties.
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    OBJECTIVES AND GOALS

    Many of the goals remain the same as in our original July 27 letter agreement. I will update these goals with you and provide them as a separate document. I look forward to reviewing and modifying these goals with you on an ongoing basis.

    SCOPE AND TERM:

    This revised agreement will begin December 1, 1999 and continue until at least September 30, 2000. Thereafter, it will continue on a quarter-to-quarter basis. On or after July 1, 2000 it can be terminated, without cause, by either party, effective the last day of the month following ninety (90) days prior written notice.

    During the term of this agreement, I will devote essentially all my professional work time to the activities of HSD. I will be present in the Oakland office and/or at client sites an average of at least three days per week. I will take approximately fifteen days of vacation, not including legal holidays, during the period ending in September. I will of course be available on a 7/24 basis by phone, e-mail, etc. to facilitate the effective operation of the Company. I will continue in my capacity as a member of 2C Solutions and will maintain some non-HSD professional activities and investments that require no more than a few days per month and do not compete with the business of HSD. I have discussed these with you and will update you at any time.

    COMPENSATION:

    My compensation package will be as follows:

    - Cash compensation will be $35,000 (thirty five thousand dollars) per month beginning with the month of December.

    - HSD will pay for or reimburse reasonable expenses related to HSD business.

    - HSD will pay for or reimburse transportation and reasonable lodging costs incurred as a result of my travel between my home in Southern California and Oakland.

    - I will not receive any additional options at this time. I will retain all existing options including those granted at the August meeting of the Board pursuant to our prior agreement.

    If, prior to September 30, 2000, HSD enters into a definitive agreement(s) with respect to one or more transactions that result in a Change of Control of the Company, and I have not terminated this agreement prior to the Change of Control, I will be eligible for a "transaction bonus" payable immediately following a Change of Control. For purposes of this provision a Change of Control will mean the occurrence of any one of the following events:

    (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation;

    (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company;

    (ii) a transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company's resulting interest is less than fifty percent (50%);

   (iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

    (ii) on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of

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         securities of the Company representing fifty percent (50%) of more of the securities of the combined voting power of the Company's outstanding securities; or

    (vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

    - The amount of the transaction bonus will be based on the transaction price (or in the case of more than one transaction, the weighted average of the price at which shares were sold) as follows:

TRANSACTION PRICE/SHARE                BONUS PAYMENT
-----------------------                -------------
Less than $8.00/share                  $150,000

$8.00-$9.99/share                      $225,000 plus $850.00 (eight hundred fifty dollars)
                                       for each cent per share in excess of $8.00 per share

$10.00 or more per share               $400,000 plus $1,200 (one thousand two hundred
                                       dollars) for each cent per share in excess of $10.00
                                       per share

    - I will be eligible for a "continuity and performance bonus," if this Agreement is still in effect or if I am still serving as President and/or CEO of HSD, on September 30, 2000. The bonus will be based on the following:

                    CONTINUITY AND PERFORMANCE BONUS PARAMETERS

                       BONUS POTENTIAL         25%               50%               100%
                           AT 100%         AWARD LEVEL       AWARD LEVEL       AWARD LEVEL
Revenue                $40,000           $30 million       $33 million       $42 million
Net Income (After      $30,000           $250,000          $1 million        $3 million
Tax)
Share Price Following  $100,000          $7.50             $9.00             $12.00
Third Quarter
Earnings Release
Share Price Following  $100,000          $7.50             $9.00             $12.00
Fourth Quarter
Earnings Release

       -  Each of the measures will be evaluated independently.

       -  Performance levels between award levels will be pro-rated.

       -  No bonus will be paid for performance below the 25% award level

       - Share price for purposes of this program will be based on the average of the highest closing prices for any 10 trading days out of the first 20 trading days following the date of HSD's earnings releases for the fiscal third quarter (ending June 2000) and fiscal fourth quarter (ending September 2000).

       - In the event the share price award is equal to or above $50,000 for either period, the Company may elect to pay up to 40% of the award in the form of a stock grant. The conversion price of the award to stock will be the same formula used to determine the share price for purposes of the bonus.

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       -  Income performance targets include accrual for my bonuses. The fiscal year revenue and income target bonuses will be paid to me following Board review of fiscal year end audited financial statements and confirmation that targets have been achieved. The share price target bonuses will be paid to me following completion of each measurement period and certification by HSD's Chief Financial Officer of the price to be used for purposes of this bonus.

       - The parameters of this program will not be adjusted for any mergers, acquisitions or transactions.

       - In the event a Change of Control occurs on or before June 30, 2000, resulting in a transaction related payment to me, I will not be eligible for any "Continuity and Performance Bonus" as described herein.

       - In the event a Change of Control occurs after June 30, 2000 but prior to October 1, 2000, resulting in a transaction related payment to me, I will be eligible for the portion of the continuity and performance bonus program related to "Share Price Following 3(rd) Quarter Earnings Release." I will not be eligible for the portions of the continuity and performance bonus award related to "Share Price Following 4(th) Quarter Earnings Release," "Revenue," and "Net Income" described above.

       - In the event this Agreement is not replaced by another agreement and continues beyond September 30, 2000, HSD will develop a Bonus program(s) for the Fiscal year ending September 2001.

    - I will be performing and billing these services as an independent consultant through 2C Solutions, LLC. I will not be provided with any other benefits customarily provided to employees, except as outlined above.

    - Monthly fees and any expenses will be billed on a monthly basis by 2C Solutions LLC and will be paid by HSD within 10 days.

    - The obligations regarding compensation, minimum term and notice of termination will apply to successor organizations in the event of a change of control of HSD. Disputes regarding this agreement, including disputes regarding the interpretation the transaction bonus, will be settled, if necessary, by binding arbitration.

    If this is acceptable please sign where indicated below and return a copy to me.

Sincerely,

Arthur M. Southam, MD

Accepted on Behalf of HSD

                                    Date:

Richard Auger
Chairman

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